Exhibit 4.09

Attacment A – Note Terms

1	Interpretation

1.1	Definitions

The following definitions apply in these Note Terms. Where a capitalised term is used in these Note Terms and is not defined in the Note Terms but is defined in the Subscription Agreements, that term has the meaning given in the Subscription Agreements, unless the context otherwise requires.

“Accounting Standards” means the International Financial Reporting Standards or US GAAP.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“ASX” means the securities exchange conducted by ASX Limited (ABN 98 008 624 691).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business the United States.

“Change of Control” means, in relation to the Issuer, where any of the following occurs:

(a)	there is a change in the persons who control any of the following in respect of the Issuer:

(i)	a change to the composition of the board of directors of the Issuer which is not approved by the directors immediately prior to such change;

(ii)	the votes eligible to be cast in the election of directors or any other matter relating to the Issuer are cast to replace a majority of the directors; or

(iii)	the power to remove and replace the trustee of a trust of which the Issuer is trustee; or

(b)	there is a change of control in relation to the Issuer (as ‘control’ is defined in the Corporations Act), unless the Majority Noteholders have given prior written consent to that event.

“Condition” means a condition of these Note Terms.

“Controller” means, in relation to a person’s property:

(a)	a receiver or receiver and manager of that property; or

(b)	anyone else who (whether or not as agent for the person) is in possession, or has control, of that property to enforce a Security Interest.

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“Conversion Date” has the meaning given to that term in Conditions 5.1 and 5.2.

“Conversion Notice” means a notice which is substantially in the form set out in Attachment B of this Subscription Agreement.

“Conversion Price” means amount that is the lower of:

(a)	USD50 million fully diluted pre-money valuation; and

(b)	80% of the IPO price; and

(c)	the proposed price or implied equity value (where the consideration is not cash) per Share of any takeover bid disclosed to the ASX or US Exchange in relation to the Issuer, multiplied by 80%, provided that the Conversion Price will not be less than an amount equal to $0.01.

“Conversion Share” means a Share issued to a Noteholder under Condition 5.

“Convertible Note” means a Convertible note issued or to be issued by the Issuer on the Note Terms pursuant to a Subscription Agreement from time to time.

“Convertible Security” means an instrument convertible into a Share at the election of holder or the Issuer, on a particular date, or on the occurrence of some other event (whether or not the instrument may be redeemed prior to conversion), but does not include an Option.

“Corporations Act” means Chapter 78 of the Nevada Revised Statutes and Administrative Codes .

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	acquires by way of assignment, or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, or allowing it to control the exercise of rights relating to, any Convertible Notes.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing) be an Event of Default.

“Default Interest Rate” means the aggregate of the Interest Rate and 2.0% per annum.

“Disposal” includes:

(a)	any sale, assignment, exchange, transfer, concession, loan, gift, lease, agreement for lease, surrender of lease, licence, reservation, waiver, compromise or release;

(b)	any declaration of trust;

(c)	any dealing with, parting with possession or parting with ownership of, or the granting or creation of any option, right or interest, or any agreement to do any of these things; and/or

(d)	the payment of money or any Distribution, and “Dispose” means to make a Disposal.

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“Distribution” means:

(a)	a dividend, distribution or other amount of money or assets (whether as fees, profits or interest or by way of a redemption, repayment or return of capital) relating to, or to which any person may become entitled as a result of, a legal or beneficial interest in the Issuer; or

(b)	any other amount paid or payable to the holder of any legal or beneficial interest in the Issuer (including any management fee, the payment of principal, interest or fees under a shareholder loan, or any similar arrangement).

“EBITDA” means, in respect of any relevant period, the consolidated net profit (or loss) of the Group from ordinary operations for any period calculated in accordance with IFRS, after:

(a)	adding back any corporate Tax or other Taxes on income or gains;

(b)	adding back any depreciation on fixed assets and amortisation of goodwill and intangible assets;

(c)	adding back any finance charges, interest and other financing costs incurred by each member of the Group in relation to all Financial Indebtedness for that period on a consolidated basis;

(d)	deducting any gain over book value arising from the revaluation, or sale, of any asset (other than on the sale or other disposal in the ordinary course of business);

(e)	adding back any loss over book value arising from the revaluation, or sale, of any asset (other than on the sale or other disposal in the ordinary course of business);

(f)	adding back expenses incurred by the Issuer in respect of any employee option plan or long term incentive plan of the Group;

(g)	deducting any extraordinary or unusual gains and adding back any extraordinary or unusual losses (as approved by the Majority Noteholders, with such approval not to be unreasonably withheld, delayed or conditioned);

(h)	adjustments to exclude any one-off and non-recurring items that are not incurred in, or derived from, the ordinary course of business (as approved by the Majority Noteholders, with such approval not to be unreasonably withheld, delayed or conditioned);

(i)	deducting any unrealised gains and adding back any unrealised losses arising from any exchange contract or hedging agreement;

(j)	deducting any accrued interest owing to any member of the Group; and

(k)	deducting any Other Income.

“EOD Redemption Notice” has the meaning given to that term in Condition 6.2.

“Equity Security” means:

(a)	a Share; or

(b)	a Convertible Security,

but does not include a Share or Convertible Security issued pursuant to an employee incentive plan or as consideration for stock broking services.

“Event of Default” means the occurrence of any of the following events:

(a)	the Issuer fails to pay on the due date, upon receipt of written notice, any amount payable pursuant to a Transaction Document at the place and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by administrative or technical error; and

(ii)	payment is made within 3 Business Days of its due date.

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(b)	the Issuer fails to comply with any of its obligations under, or any Condition of, these Note Terms, or any Transaction Document (other than a failure or breach referred to elsewhere in this definition) and, where capable of remedy, the Issuer fail to remedy such default to the satisfaction of the Majority Noteholders (acting reasonably) within 10 Business Days of the receipt of a written notice by a Noteholder;

(c)	a representation or warranty expressly made or repeated by the Issuer in any Transaction Document is found to have been incorrect or misleading in a material respect when made or taken to be made and that representation or statement is not rendered true and accurate within 10 Business Days of its being identified by, or notified to, the Issuer in writing;

(d)

(i)	the Financial Indebtedness of the Issuer in an aggregate amount exceeding USD500,000 (or its equivalent) is not paid when due save where a genuine dispute as to the obligation to pay exists;

(ii)	the Financial Indebtedness of the Issuer in an aggregate amount exceeding USD500,000 (or its equivalent) becomes due for payment or becomes capable of being declared due for payment prior to its specified maturity date as a result of an event of default or review event (however described) save where a genuine dispute as to the obligation to pay exists; or

(iii)	any commitment to provide any Financial Indebtedness to the Issuer in an aggregate amount exceeding USD500,000 (or its equivalent) is cancelled or suspended by a creditor of the Issuer as a result of an Event of Default or review event (however described);

(e)	any Security Interest over an asset of the Issuer is enforced or becomes enforceable;

(f)	a Change of Control occurs, other than to the extent that any Change of Control results from the conversion of the Convertible Notes under and in accordance with this document;

(g)	an Insolvency Event occurs with respect to the Issuer;

(h)	it becomes unlawful for the Issuer to perform any of its obligations under the Transaction Documents;

(i)	the Issuer repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document;

(j)	an event occurs that has had, or is likely to have, in the opinion of the Majority Noteholders (acting reasonably) a Material Adverse Effect;

(k)	a provision of a Transaction Document is or becomes or is claimed by a party other than the Noteholders to be wholly or partly invalid, void, voidable or unenforceable in any material respect;

(l)	any member of the Group suspends or ceases to carry on all or a material part of its business except as a result of a Permitted Disposal;

(m)	any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced, or any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect; and

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(n)	any securities in the Issuer are suspended from trading for more than 15 Business Days (unless the Majority Noteholders determine that the suspension is for a technical breach of the relevant listing rules and will not result in any other Default) or are delisted from any applicable securities exchange.

No Event of Default under paragraphs (e) or (j) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of:

(i)	the Majority Noteholders giving notice to the Issuer; and

(ii)	the Issuer becoming aware of the relevant default.

“Exit Event” means a trade sale, IPO, sale of substantially all of the Issuers assets or a transaction that result in the Issuer or successor in interest being subject to the reporting requirements on the Exchange Act of 1934, as amended.

“Exit Event Date” means the date upon which an Exit Event occurs.

“Face Value” means, in respect of a Convertible Note, USD100.00.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and any debit balance at any financial institution;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Standards, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with Accounting Standards in force prior to 1 January 2021, have bene treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)	consideration for the acquisition of assets or services payable more than 90 days after acquisition;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above,

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and includes the obligations of the issuer of any security other than an Equity Security.

“Government Agency” means any government or any governmental, semi-governmental or judicial entity or authority.

“Group” means the Issuer and each of its Subsidiaries from time to time.

“Guarantee” means any guarantee, indemnity, suretyship, letter of credit, letter of comfort or any other obligation (whatever called and of whatever nature):

(a)	to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any person against the consequences of default in the payment of; or

(c)	to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility in respect of an obligation or indebtedness, or the financial condition or solvency, of another person.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Insolvency Event” means the occurrence of any of the following events in relation to a person:

(a)	the person becomes ‘insolvent’ as defined in the Corporations Act, states that it is insolvent or is presumed to be insolvent under an applicable law;

(b)	the person is wound up, dissolved, deregistered, struck off the register of companies or declared bankrupt;

(c)	the person becomes an ‘insolvent under administration’ as defined in the Corporations Act;

(d)	a liquidator, provisional liquidator, Controller, administrator, trustee for creditors, trustee in bankruptcy or other similar person is appointed to, or takes possession or control of, any or all of the person’s assets or undertaking;

(e)	the person enters into or becomes subject to:

(i)	any arrangement or composition with one or more of its creditors or any assignment for the benefit of one or more of its creditors; or

(ii)	any re-organisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(f)	an application or order is made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 21 days), resolution passed, proposal put forward, or any other action taken which is preparatory to or could result in any of (b), (c), (d) or (e) above;

(g)	the person has failed to comply with the Corporations Act;

(h)	the person suspends payment of its debts, ceases or threatens to cease to carry on all or a material part of its business or becomes unable to pay its debts when they fall due;

(i)	the person dies, is physically or mentally incapacitated, ceases to be of full legal capacity or otherwise becomes incapable of managing its own affairs for any reason; or

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(j)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the other paragraphs of this definition,

unless the event occurs as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved in writing by the Majority Noteholders, and “Insolvency” has a corresponding meaning.

“Intellectual Property” means all intellectual and industrial property rights of whatever nature (whether or not registered or registrable) including but not limited to, all technical information, know how, trade and service marks, domain names, get-up, trade dress, copyright, designs, patents, patent applications, technical data, formulae, computer programs, logos, drawings, inventions, discoveries, research developments, improvements, trade secrets, rights in circuit layouts and rights in data bases.

“Interest Rate” means 10% per annum.

“IPO” means an initial public offering on the ASX or other recognized exchange including, but not limited to, the NASDAQ or NYSE.

“Issue Date” means, in respect of a Convertible Note, the date on which the Convertible Note is issued in accordance with the Subscription Agreement.

“Issuer Affiliate” means the Issuer, any Affiliates of the Issuer, any trust of which it or any of its Affiliates is a trustee, any partnership of which it or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, it or any of its Affiliates.

“Majority Noteholders” means a Noteholder or Noteholders holding 66⅔% or more of the Convertible Notes.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operation, property, condition (financial or otherwise) of the Group taken as a whole; or

(b)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Transaction Documents or the rights or remedies of a Finance Party under any of the Transaction Documents.

“Maturity Date” means the date that is 24 months after the Issue Date or such later date as agreed in writing between the Issuer and the Majority Noteholders.

“Maximum Conversion Price”, means the share price equivalent to a pre-money valuation of USD50 million on a fully diluted basis

“Noteholder” means:

(a)	the Subscriber, on and from the date it becomes the registered holder of a Convertible Note; and

(b)	any other person who becomes the registered holder of a Convertible Note from time to time.

“Option” means the right to require the Issuer to issue a Share or Shares (other than by conversion of an existing instrument).

“Other Income” means any income received by any member of the Group from:

(a)	any grant from an entity which is not a Government Agency; or

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(b)	any other income arising other than in the ordinary course of business.

“Outstanding Convertible Notes” has the meaning given to that term in Condition 6.1(a).

“Outstanding Principal Amount” means, in respect of a Convertible Note, the principal amount outstanding on that Convertible Note from time to time (being the Face Value of the Convertible Note less any previous repayments plus any capitalised interest).

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b) and paragraph (f), is on arm’s length terms:

(a)	made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”);

(c)	of assets (other than shares, businesses, real property or intellectual property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	arising as a result of any Permitted Security; or

(f)	of assets (other than shares) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs).

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	incurred under the Transaction Documents;

(b)	under leases and hire purchase contracts constituting Financial Indebtedness under paragraph (d) of that definition of vehicles, plant, equipment or computers, provided that the aggregate amount of all such items so leased under outstanding leases by members of the Group does not exceed USD500,000 at any time (or any greater amount as may be approved by the Majority Noteholders from time to time);

(c)	not permitted by the preceding paragraphs but incurred in the ordinary course of business and the outstanding principal amount of which does not exceed USD500,000 in aggregate for the Group at any time (or any greater amount as may be approved by the Majority Noteholders from time to time).

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(b)	any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms (or on terms more favourable to the members of the Group) so long as the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(c)	any Security Interest arising as a result of a disposal which is a Permitted Disposal;

(d)	any Security Interest arising as a consequence of any finance or capital lease permitted pursuant to paragraph (b) of the definition of Permitted Financial Indebtedness and only over the asset being financed;

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(e)	any Security Interest arising as a consequence of any indebtedness permitted pursuant to paragraph (c) of the definition of Permitted Financial Indebtedness and subordinated on terms acceptable to the Security Trustee.

“Power” means any right, power, discretion or remedy of an Enforcing Party under any Transaction Document or any applicable law.

“Redemption Date” has the meaning given to that term in Condition 6.1.

“Register” means the register of holders of Convertible Notes established and maintained by the Issuer and which specifies the details of the holders of the Convertible Notes.

“Related Entity” has the meaning given to that term in the Corporations Act.

“Share” means an ordinary share in the issued share capital of the Issuer.

“Shareholder” means the person in whose name a Share is registered in the register of members maintained by or on behalf of the Issuer.

“Subscription Agreement” means a document specifying the terms of subscription by a Noteholder for the Convertible Notes, duly completed and signed by the Issuer and the Noteholder of which this Note Terms is Attachment A thereto.

“Subsidiary” has the meaning given in the Corporations Act, but as if body corporate includes any entity. It also includes an entity required by current accounting practice to be included in the consolidated annual financial statements of that entity or would be required if that entity were a corporation.

“Tax” includes a tax, levy, duty or charge (and associated penalty or interest) imposed by a public authority. It includes stamp duty and other taxes of a similar nature, income tax, withholding tax and transaction taxes and duties, but does not any include tax (to the extent applicable) on the overall net income of a Noteholder.

“Transaction Document” means:

(a)	each Subscription Agreement; and

(b)	each Subscription Request.

“Unpaid Amount” means, in respect of a Convertible Note, an amount which is not paid on the day on which it is due and payable under these Note Terms.

“US Exchange” means an exchange being a member of NASDAQ or NYSE.

1.2	Non-Business Days

If the day on or by which a person must do something under these Note Terms is not a Business Day, the person must do it on or before the next Business Day.

1.3	Words and expressions

In this document, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	words denoting any gender include all genders;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

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(d)	a reference to a party, clause, condition, paragraph, schedule or attachment is a reference to a party, clause, condition, paragraph, schedule or annexure to or of this document;

(e)	a reference to this document includes any schedules or attachments;

(f)	headings are for convenience and do not affect interpretation;

(g)	the background or recitals to this document are adopted as and form part of this document;

(h)	a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i)	a reference to “$”, “A$” or “dollar” is a reference to Australian currency and a reference to USD is a reference to US Dollars;

(j)	a reference to a time is a reference to Pacific Time;

(k)	a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(l)	a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

(m)	words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(n)	a reference to any legislation or to any provision of any legislation includes:

(i)	any modification or re-enactment of the legislation;

(ii)	any legislative provision substituted for, and all legislation, statutory instruments and regulations issued under, the legislation or provision; and

(iii)	where relevant, corresponding legislation in the United States or any Australian State or Territory;

(o)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this document or any part of it;

(p)	a Default “subsists” if it has not been remedied to the satisfaction of the Majority Noteholders or waived in writing by the Majority Noteholders; and

(q)	the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

1.4	Other rules of interpretation

In this document, unless expressly provided otherwise:

(a)	(method of payment) any payment of money by one party to another will be made in United States currency by cheque or by credit of cleared funds to a bank account specified by the recipient;

(b)	(consents and approvals) if the doing of any act, matter or thing requires the consent, approval or agreement of any party, that consent, approval or agreement must not be unreasonably withheld;

(c)	(joint and several liability)

(i)	a promise, representation or warranty given in favour of two or more persons under this document is given for their benefit jointly and severally; and

(ii)	a promise, representation or warranty given by two or more persons under this document is given by them severally;

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(d)	(Business Days) if:

(i)	the day on or by which any act, matter or thing is to be done is a day other than a Business Day, the act, matter or thing will be done on the next Business Day; and

(ii)	any money falls due for payment on a date other than a Business Day, that money will be paid on the next Business Day (without interest or any other amount being payable in respect of the intervening period); and

(e)	(inconsistency within document) if a clause or condition of this document is inconsistent with a schedule or attachment of this document, the clause or condition prevails to the extent of the inconsistency.

2	Form and title

2.1	Title

Title to the Convertible Notes is to be evidenced by, and transfer of the Convertible Notes may only be effected through, registration in the Register maintained by the Issuer.

2.2	Ranking

The Convertible Notes will rank pari passu among themselves and will rank ahead of any other Financial Indebtedness of the Issuer, except indebtedness preferred solely by operation of law or as otherwise agreed by the Majority Noteholders.

2.3	Register

The Issuer must establish and maintain the Register. The Register must contain the following information about each Noteholder:

(a)	the Noteholder’s name and address;

(b)	the date on which the entry of the Noteholder’s name in the Register is made;

(c)	the number, the Issue Date and the Face Value of each Convertible Note held by the Noteholder; and

(d)	in respect of any Convertible Note that has been cancelled, details of the relevant redemption or conversion of the Convertible Note, as applicable.

The Issuer must promptly provide a copy of the Register to the Noteholder or make the Register available for inspection by the Noteholder, upon request by the Noteholder.

2.4	Notes not listed

The Convertible Notes are not and are not proposed to be listed for quotation on any stock exchange or market by the Issuer.

2.5	Note Certificates

(a)	Each Noteholder will be entitled to a Note Certificate for the Convertible Notes in respect of which the Noteholder is registered as the holder.

(b)	Subject to these Note Terms, if the Note Certificate becomes defaced then, on production and delivery of that Note Certificate to the Issuer together with any other evidence as the Issuer may reasonably require, the Issuer will, subject to the Note Terms, cancel that Note Certificate and issue a new Note Certificate in its place.

(c)	Subject to the Corporations Act and these Note Terms, if any Note Certificate is lost or destroyed then the Issuer will issue a duplicate Note Certificate in its place on application in writing by a Noteholder accompanied by:

(i)	a statutory declaration or any other evidence that the Issuer may reasonably require that the Note Certificate has been lost or destroyed and has not been pledged, mortgaged, charged, sold or otherwise disposed of and, if lost, that proper searches for that Note Certificate have been made;

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(ii)	an undertaking in writing that if the original Note Certificate is found or received by the Noteholder, it will be returned promptly to the Issuer;

(iii)	payment to the Issuer of reasonable out-of-pocket expenses of the Issuer for attending to the application; and

(iv)	any other matter or thing which the Issuer reasonably requires.

2.6	Transfer

Subject to any legal restrictions, a Noteholder may assign, transfer or otherwise deal with its Convertible Notes by delivering to the Issuer a transfer document duly stamped (if necessary) and signed by or on behalf of the Noteholder and the transferee or assignee (as applicable) provided that the assignee or transferee (as applicable) agrees to be bound by these Note Terms as the ‘Noteholder’ prior to, or contemporaneously with, such assignment or transfer. The transfer document must be in writing in a usual or common form for transfers of this nature, or in such other form as the Noteholder may reasonably agree to accept. Upon receipt, the Issuer must promptly update the Register to reflect the transfer.

2.7	Dividends and voting

(a)	Prior to conversion, the Convertible Notes do not confer on Noteholders:

(i)	any entitlement to any dividends or other distributions by the Issuer in respect of Shares; or

(ii)	any right to attend or vote at any general meeting of the Issuer.

3	Conditions precedent

3.1	Condition precedent to the initial issuance

The Issuer must deliver the following to each of the Noteholders, in form and substance satisfactory to the Majority Noteholders in their absolute discretion, prior to the initial Issue Date:

(a)	(Transaction Documents) each Transaction Document duly executed by all parties to them, and all ancillary documents necessary or reasonably required by the Majority Noteholders;

(b)	(consents, waivers and approvals) evidence satisfactory to the Majority Noteholders that the Issuer has obtained any consents, waivers and approvals required in connection with the issue of the Convertible Notes and any future issue of Shares (on conversion of the Convertible Notes);

(c)	(financial information) information in relation to all current and overdue amounts payable by the Issuer (including Taxes) in an aggregate amount and of a nature acceptable in all respects to the Majority Noteholders;

(a)	(no Default) no Default exists or would result from the issuance of the relevant Convertible Note;

(b)	(representations and warranties) each representation and warranty by the Issuer in each Transaction Document is materially true and correct and is not misleading or deceptive as at the relevant Issue Date with reference to the facts and circumstances existing on that date;

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(c)	(authorisations) all Authorizations required for the relevant issuance have been obtained;

(d)	(no Material Adverse Effect) evidence that nothing has occurred that, in the reasonable opinion of the Majority Noteholders, has had or may have a Material Adverse Effect; and

(e)	(other information and documents) all other information or documents that the Majority Noteholders request.

3.2	Waiver or condition subsequent

The conditions in Condition 3 are for each of the Noteholders’ sole benefit and may only be waived by written notice from the Majority Noteholders.

4	Interest

4.1	Interest

(a)	Interest accrues on the Outstanding Principal Amount of each Convertible Note at the Interest Rate.

(b)	Interest accrues daily and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

(c)	Unless capitalised in accordance with Condition 4.2, interest accrued under Condition 4.1(a) is payable by the Issuer:

(i)	on the last day of each calendar quarter; and

(ii)	on the Redemption Date and on the Maturity Date.

(d)	On each of the Redemption Date and/or Maturity Date (as applicable), the Issuer must pay all accrued but unpaid interest which has accrued under this Condition 4.1.

4.2	Capitalisation of Interest

The Issuer may capitalise accrued interest payable on the Outstanding Principal Amount pursuant to Condition 4.1(a) (“Capitalised Amount”), and an amount equal to the Capitalised Amount will be capitalised and added to (and deemed to form part of) the Outstanding Principal Amount on the date on which the Capitalised Amount would otherwise have been payable, if no Default is subsisting or would result from the capitalisation of the Capitalised Amount.

4.3	Default interest

While an Event of Default subsists, interest accrues daily on all of the Outstanding Principal Amount and all other amounts owing by the Issuer under the Transaction Documents at the Default Interest Rate.

4.4	Interest following judgment

If any liability of the Issuer becomes the subject of, or is merged in, a judgment or order:

(a)	its obligation to pay interest on the amount of that liability under Condition 4.3 is independent of, and continues despite, the judgment or order; and

(b)	accrues both before and after the judgment at the higher of the judgment rate and the Default Interest Rate.

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5	Conversion

5.1	Conversion by Noteholder

A Noteholder may at any time convert any or all of its outstanding Convertible Notes into Shares in accordance with the process set out in Condition 5.4 by providing a Conversion Notice to the Issuer specifying a date no earlier than 2 Business Days after that notice as the date for conversion (a “Conversion Date”). If a Noteholder nominates less than all of its outstanding Convertible Notes for conversion in a Conversion Notice, the aggregate Face Value of the nominated Convertible Notes must not be less than USD250,000.

5.2	Conversion on Exit Event

The Noteholders must convert any outstanding Convertible Notes into Shares in accordance with the process set out in Condition 5.4 on the Exit Event Date (a “Conversion Date”).

5.3	Conversion on Maturity Date

The Issuer must convert any outstanding Convertible Notes into Shares in accordance with the process set out in Condition 5.4 on the Maturity Date (a “Conversion Date”). If an Exit Event has not occurred prior to the Maturity Date, the face value of the Notes, plus a 5% premium on the face value, plus accrued interest shall convert to Shares at the Maximum Conversion Price.

5.4	Conversion steps

The Issuer must on the Conversion Date:

(a)	convert the relevant Convertible Notes into a number of Shares equal to the Outstanding Principal Amount of the Convertible Notes being converted divided by the Conversion Price;

(b)	apply the aggregate Outstanding Principal Amount of those Convertible Notes as payment for the Shares referred to in paragraph (a) (and the Issuer and the Noteholder agree for the purposes of relevant law that those Convertible Notes will be certain, liquid and immediately payable on the Conversion Date for that purpose); and

(c)	issue, credited as fully paid, the number of Shares referred to in paragraph (a) to the relevant Noteholder and cause such Shares to be entered in the Issuer’s register of members in the name of the relevant Noteholder.

Such conversion is without limitation to the Issuer’s obligation to repay in full, in accordance with Convertible Notes, the aggregate Outstanding Principal Amount, all accrued but unpaid interest and all other Unpaid Amounts in respect of all Convertible Notes on issue, and any other amounts payable under the Transaction Documents, which have not been applied to the payment for Shares referred to in paragraph (a).

5.5	Holding statement or share certificate

Within three Business Days after the Conversion Date, the Issuer must deliver or cause to be issued to the relevant Noteholder a holding statement or share certificate relating to the CDIs or Conversion Shares issued to the relevant Noteholder.

5.6	Ranking of and entitlements attaching to Conversion Shares

(a)	Each Conversion Share will be issued fully paid on the Conversion Date and be free of any Security Interest and, as from the Conversion Date, will rank pari passu in all respects with all other Shares then on issue.

(b)	Subject to paragraphs (c) and (d), a holder of Conversion Shares will be treated by the Issuer as a Shareholder for all purposes with effect from and including the Conversion Date.

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(c)	Conversion Shares will rank pari passu in respect of dividends and other distributions declared, paid or made, or rights granted, with all other Shares on issue on the Conversion Date.

(d)	Conversion Shares will rank pari passu in respect of voting rights with all other Shares on issue on the Conversion Date except that they will not rank for any voting rights where the entitlement to voting rights accrues to Shareholders by reference to a record date which precedes the Conversion Date.

5.7	Adjustments

(a)	If the Issuer makes any reconstruction of its share capital, including without limitation a consolidation, share split, share dividend, bonus issue or capital reduction, the number of Shares into which a Convertible Note may be converted or the price at which the Convertible Notes convert must be reconstructed in the same manner so that, on conversion, each Noteholder is entitled to receive the same proportion of the Shares on issue or the paid up capital of the Issuer as would have been the case if that event had not occurred.

(b)	The Issuer must take all reasonably necessary or desirable actions to ensure that Noteholders are not disadvantaged or advantaged by the operation of this Condition 6.6 if the Issuer makes any reconstruction of its share capital.

6	Redemption

6.1	Early redemption

(a)	The Issuer may elect at any time to redeem any portion of outstanding Convertible Notes that are not the subject of a Conversion Notice (“Outstanding Convertible Notes”) by giving at least 10 Business Days’ prior notice to all Noteholders specifying a date which is prior to the Maturity Date (a “Redemption Date”) on which the Outstanding Convertible Notes will be redeemed and specifying the current Conversion Price. On the Redemption Date, such outstanding Convertible Notes will be redeemed on a pro-rata basis from the Noteholders. A Noteholder may give a Conversion Notice in respect of its Outstanding Convertible Notes prior to that Redemption Date.

(b)	On the Redemption Date, the Issuer must pay to each Noteholder:

(i)	an amount equal to the sum of the Outstanding Principal Amount being redeemed of the Outstanding Convertible Notes held by that Noteholder multiplied by 1.1;

(ii)	all accrued but unpaid interest payable with respect to the Outstanding Convertible Notes held by that Noteholder (if any) which are being redeemed; and

(iii)	all other Unpaid Amounts then payable to that Noteholder with respect to the Outstanding Convertible Notes being redeemed, and a pro-rata amount of any other outstanding amounts under the Transaction Documents payable to that Noteholder based on the proportion of Outstanding Convertible Notes being redeemed.

6.2	Effect of Event of Default

The Majority Noteholders may, at any time after an Event of Default has occurred and is subsisting require, by written notice to the Issuer, that the Issuer redeem all of the Outstanding Convertible Notes immediately or on or before a date specified in the notice (an “EOD Redemption Notice”).

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6.3	EOD Redemption Notice

The Outstanding Convertible Notes specified in an EOD Redemption Notice must be redeemed by the Issuer by immediately paying to the relevant Noteholder:

(a)	an amount equal to the sum of the Outstanding Principal Amount of the Outstanding Convertible Notes specified in the EOD Redemption Notice; and

(b)	all accrued but unpaid (and uncapitalised) interest payable with respect to the Outstanding Convertible Notes specified in the EOD Redemption Notice (if any).

6.4	Restrictions on redemption

The Issuer may not redeem any of the Convertible Notes (and no Noteholder may require the redemption of the Convertible Notes) except in accordance with these Note Terms.

7	Representations by the Issuer

7.1	General representations

Issuer represents and warrants to each Noteholder that:

(a)	(registration) it is properly registered and validly exists in its jurisdiction of incorporation;

(b)	(power) it has the power and the right to carry on its business, and to enter into and exercise its rights and perform its obligations under each Transaction Document to which it is a party;

(c)	(corporate authorisation) it has taken the necessary corporate action to authorise its entry into and performance of each Transaction Document to which it is party (as well as each transaction contemplated by each such Transaction Document) and the transactions contemplated by the Transaction Documents are for its commercial benefit;

(d)	(Authorisations) it has obtained all Authorisations, consents and approvals needed to carry on its business and to enter into, and exercise its rights and perform its obligations under, each Transaction Document to which it is a party;

(e)	(Transaction Documents) each Transaction Document to which it is a party is (subject to its stamping and registration where applicable) valid, binding and enforceable against it in accordance with its terms;

(f)	(solvency): after giving effect to the receipt of the Subscription Amounts from the sale of the Convertible Notes:

(i)	it is solvent and there are reasonable grounds to expect that, on execution of each Transaction Document to which it is a party, it will continue to be able to pay all its debts as and when they become due and payable; and

(ii)	no Insolvency Event has occurred in relation to it;

(g)	(transaction permitted) the execution, delivery and performance by it of the Transaction Documents to which it is a party do not and will not violate, breach, or result in a contravention of:

(i)	any Authorization or material law or material regulation;

(ii)	its constitution or other constituent documents (if applicable); or

(iii)	any Security Interest or document which is binding upon it or on any of its assets,

and do not and will not result in:

(iv)	the creation or imposition of any Security Interest or restriction of any nature on any of its assets; or

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(v)	the acceleration of the date of payment of any obligation existing under any Security Interest or document which is binding upon it or on any of its assets;

(h)	(financial information) the latest accounts or statements of financial position which have been given to the Noteholders:

(i)	give a materially true and fair view of the financial condition and state of affairs of the Issuer as at the date they were prepared; and

(ii)	were prepared in accordance with the Accounting Standards,

and there has been no material adverse change in the financial condition and state of affairs of those entities since the date to which those accounts or financial position statements were prepared;

(i)	(no immunity) neither it nor any of its assets are immune from the jurisdiction of a court or any legal process;

(j)	(title to assets) it has a good and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted;

(k)	(ranking) its payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(l)	(laws) it has not breached any law, regulation or Authorization in any material respect;

(m)	(no litigation) no litigation, arbitration, mediation, conciliation, criminal or administrative proceedings are current, pending or (to its knowledge after due inquiry) threatened against it or in respect of any of its Secured Property;

(n)	(Taxes) it has paid all Taxes due and payable by it and is not overdue in the filing of any tax returns in relation to Taxes;

(o)	(no Event of Default) no Event of Default has occurred;

(p)	(Material Adverse Effect) nothing has occurred that has had, or is reasonably likely to have, a Material Adverse Effect; and

(q)	(no untrue statements of fact) no representation, warranty or other information provided by it contains any untrue statement of material fact or omits to state a material fact necessary to ensure that the representation, warranty or information is not misleading.

8	Undertakings by the Issuer

8.1	General undertakings

Issuer must (unless the Majority Noteholders otherwise provide their prior written consent):

(a)	(Note Terms) comply with these Note Terms and each other Transaction Document;

(b)	(corporate existence) maintain its corporate existence; and

(c)	(Authorisations) obtain, renew and maintain all Authorizations that are necessary or advisable for the proper and efficient conduct of its business and for the execution, delivery and performance by it, and the validity and enforceability, of each Transaction Document.

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(d)	(Taxes) pay when due (or within any applicable time limit), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it;

(e)	(comply with laws) comply with and observe in all material respects all Authorizations, statutes and lawful requirements binding on it (including notices, judgments, orders or decrees of a Government Agency) which affect or relate to it or its assets; and

(f)	(Events of Default and proceedings) provide the Noteholders:

(i)	as soon as it becomes aware that an Event of Default has occurred, with full details of that Event of Default, as the case may be, and of the steps it has taken, or is proposing to take, to remedy it; and

(ii)	with full details of any litigation, arbitration, mediation, conciliation or administrative proceedings which, if adversely decided, could result in an Event of Default, as soon as proceedings are commenced or threatened.

8.2	Negative undertakings

Issuer must not (unless the Majority Noteholders otherwise provide their prior written consent):

(a)	(constitution) amend its constitution or articles of association (statuts coordonnés) (as applicable) or alter the voting or other rights attached to its shares;

(b)	(capital) reduce or otherwise alter its share capital, or undertake or permit a reconstruction, consolidation or subdivision of its shares unless Condition 5.7 is complied with;

(c)	(other share classes) issue shares in any class other than ordinary shares;

(d)	(Financial Indebtedness):

(i)	incur or allow to subsist any Financial Indebtedness other than Permitted Financial Indebtedness; or

(ii)	repay any Financial Indebtedness other than as expressly permitted by the Transaction Documents;

(e)	(Disposal) Dispose of all or any part of its assets (including by way of lease or licence of Intellectual Property) other than pursuant to a Permitted Disposal, or attempt or agree to do so;

(f)	(no change to business) do anything to change materially the nature of its business from that conducted at the date of this document;

(g)	(Distributions) make, declare or pay any Distribution;

(h)	(no merger) enter into any amalgamation, demerger, merger or corporate reconstruction;

(i)	(no schemes) enter into or effect a scheme of arrangement or other scheme under which its assets are vested in or assumed by another entity; and

(j)	(arms length transactions) enter into any transaction with any third party except on arm’s length terms.

8.3	Reporting undertakings

The Issuer must provide the Noteholders with:

(a)	(other information) promptly upon request, such other information or documents reasonably requested by the Majority Noteholders.

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9	Amendments and waivers

9.1	Required consents

Subject to Condition 9.2, any term of the Transaction Documents may be amended or waived only with the consent of the Majority Noteholders and the Obligors and any such amendment or waiver will be binding on all parties.

9.2	All Noteholder matters

An amendment or waiver of any term of any Transaction Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Noteholders”;

(b)	a reduction in the Interest Rate or Default Interest Rate or a reduction in the amount of any payment of principal, interest or any other payment obligation;

(c)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Subscribers rateably under the relevant Subscription Agreements;

(d)	any provision which expressly requires the consent of all Noteholders; or

(e)	Condition 2.2 (Ranking), 2.6 (Transfer), 5 (Conversion), 6 (Redemption), 9 (Amendments and Waivers), 10 (Notices) or 13 (Governing law and jurisdiction).

10	Notices

10.1	Method

All notices, requests, demands, consents, approvals, offers, agreements or other communications (“notices”) given by a party under or in connection with this document must be:

(a)	in writing;

(b)	signed by a person duly authorised by the sender or, where transmitted by e-mail, sent by a person duly authorised by the sender;

(c)	directed to the intended recipient’s address (as specified in Condition 10.3 or as varied by any notice); and

(d)	hand delivered, sent by prepaid post or transmitted by e-mail or facsimile to that address.

10.2	Receipt

A notice given in accordance with this Condition 10 is taken as having been given and received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post on the third Business Day after the date of posting;

(c)	if transmitted by e-mail, on transmission; or

(d)	if transmitted by facsimile, at the time recorded on the transmission report indicating successful transmission of the entire notice,

but if the delivery or transmission is not on a Business Day or is after 5.00pm (recipient’s time) on a Business Day, the notice is taken to be received at 9.00am (recipient’s time) on the next Business Day.

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10.3	Address of parties

Unless varied by notice in accordance with this Condition 14, the parties’ address and other details for a Noteholder are set out in the Subscription Agreement to which that Noteholder is a party and the address and other details for the other parties are:

Party:	Issuer
Attention:	Chief Executive Officer
Address:	Suite R – 3475 Edison Way

Menlo Park, CA 94025 USA

E-mail:	jb@eohc.com

11	Confidentiality

Each party agrees not to disclose to any other person the existence or contents of any Transaction Document, or any information provided by another party in connection with a Transaction Document which is not publicly available, except:

(a)	with the prior consent of the party providing the information;

(b)	if required by law, a Government Agency or administrative guideline or policy (even if not having the force of law) which the person disclosing the information customarily complies;

(c)	in connection with any exercise of a Power or any legal proceeding relating to any Transaction Document;

(d)	to the disclosing party’s auditors, legal advisers or other consultants in confidence;

(e)	to the ASX, US Exchange or any other applicable stock exchange;

(f)	to any rating agency to the extent required by them and provided that the recipient agrees to keep such information confidential;

(g)	in the case of a Noteholder:

(i)	to any Related Entity, shareholder, unitholder, investor or financier of the Noteholder;

(ii)	to any person to (or through) whom the Noteholder assigns or transfers (or may potentially assign or transfer) all or any of its rights or obligations under a Transaction Document; or

(iii)	to any person with (or through) whom the Noteholder enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments may be made by reference to, a Transaction Document or the Issuer; or

(h)	as expressly permitted or required under a Transaction Document.

12	Restriction on Debt Purchase Transactions

12.1	Prohibition on Debt Purchase Transactions by the Group and Issuer Affiliates

The Issuer shall not, and shall procure that each other member of the Group and Issuer Affiliate shall not, be a Noteholder or enter into any Debt Purchase Transactions or beneficially own or control all or a material part of the equity of an entity that is a Noteholder or a party to a Debt Purchase Transaction.

13	Governing law and jurisdiction

13.1	Governing law

The Convertible Notes and these Note Terms are governed by the laws of the State of Nevada.

13.2	Jurisdiction

The Issuer and the Noteholders submit to the non-exclusive jurisdiction of the courts of the State of Nevada, and any court that may hear appeals from any of those courts, for any proceedings in connection with matters concerning a Convertible Note or the Note Terms.

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Attachment B – CONVERSION NOTICE

To:	[insert] (the “Issuer”)

[Noteholder], [legal form] (with its registered office at [address of the registered office], and registered with the [name of the local registry] under number [registration number] (the “Noteholder”) is the holder of Convertible Notes issued by the Issuer under a Subscription Agreement dated [date] between the Issuer and the Noteholder (the “Subscription Agreement”).

The Noteholder hereby gives notice that the Noteholder wishes to exercise its right to convert [all][insert number with an aggregate Face Value of not less than $x] of its Convertible Notes into Shares in accordance with Condition 6 of the Note Terms.

The Noteholder specifies [insert date no earlier than 2 Business Days after the Conversion Notice date] as the Conversion Date.

The Issuer and the Noteholder agree that, as at the Conversion Date:

1.	The Receivable is certain, liquid and immediately payable;

2.	The Receivable is worth at least USD [insert USD equivalent of face value of Convertible Notes being converted].

Each expression in this Conversion Notice which is not defined in this notice has the meaning given to that expression in the Deed, unless the context requires otherwise.

This Conversion Notice and the Convertible Notes to which it relates is governed by the laws of the State of Nevada.

Dated:

EXECUTED by [NOTEHOLDER]	) )

Signature of director		Signature of director / company secretary (delete as applicable)

Name of director (print)		Name of director / company secretary (print)

For acknowledgement

EXECUTED for and on behalf of by its duly authorised representatives:	) )

Signature of authorised representative		Signature of authorised representative

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